Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is entered into effective as of August 24, 2005, by and between American Crystal Sugar Company (“Company”) and James J. Horvath (“Executive”).

WHEREAS, Company and Executive have entered into an Employment Agreement dated effective as of May 15, 1998, that was subsequently amended on February 3, 2005 (the “Agreement”);

WHEREAS, Section 4(g) of the Agreement provides for certain supplemental pension benefits to be paid to Executive;

WHEREAS, the language of Section 4(g) may provide Executive with a disincentive to continue employment with the Company due to benefit calculation methods and the potential loss of benefits;

WHEREAS, the parties desire to amend the Agreement to eliminate the disincentive to Executive’s continued employment, to confirm certain changes to Executive’s vacation accruals, and to make certain other changes required to comply with the requirements of new tax legislation.

NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions set forth herein, the parties agree as follows:

1.                                       Amendment.

a.                                       Section 4(g)(i) of the Agreement shall be amended to read as follows:

(i)                                     the cumulative monthly amount of the retirement benefit to which the Executive would have been entitled to receive under Retirement Plan A which is maintained by the Company (the “Pension Plan”) and the Executive’s pension plan account under the non-qualified Supplemental Executive Retirement Plan maintained by the Company (the “SERP”), if the benefits were computed as though the Executive had continued in the employ of the Company until he attained age 65 assuming compensation (as defined in the Pension Plan) equal to the greater of (1) the actual compensation paid twelve (12) months immediately preceding termination (including annual incentive compensation paid in only the most recently completed fiscal year) to be applied for the years remaining to age 65 (with actual compensation to be used for the years prior to the date of termination); or (2) the compensation paid to Executive for the period beginning October 1, 2004, and ending September 30, 2005 ($818,357.22) to be applied for each of the five (5) years from age 60 to age 65, and in each case assuming thirty (30) years of service with the Company, irrespective of the number of years of service actually attained as of the date of such termination of employment or the date on which he attains age 65, with no reduction in benefits on account of an election by the Executive for any death benefit to be paid to his spouse under the Pension Plan; and

b.                                      The last paragraph of Section 4(g) shall be amended to read as follows:

“The prior provisions of this Subparagraph 4(g) are meant to describe the method for determining a benefit to the Executive.  The actual form and timing of payment shall be elected by the Executive consistent with the options and method described in the payment of benefits section of the SERP and the actuarial equivalence calculation necessary to determine the amount or amounts to be paid shall be made using the assumptions stated in such section of the SERP.  Such an election shall be made at the time of this Agreement and may be changed at a later date; however, a change in the election made on or after January 1, 2005, shall not be effective until one year after the date of such new election, and payment shall be made or commence only at the time permitted by Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.  Absent a distribution election, distribution will be made in a lump sum as soon as practicable after the Executive’s separation from service with the Company.”

c.                                       The phrase “termination of employment” or any variation thereof shall be replaced with “separation from service” wherever it appears in Sections 4(g), 4(h) and 4(i) of the Agreement.

d.                                      Section 6(b) shall be amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, for purposes of Sections 4(g), 4(h) and 4(i), “disability” shall have the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder.”

e.                                       Section 6 shall be amended by adding new Section 6(f) which shall read as follows:

“f.                                   Separation from Service.  For purposes of Sections 4(g), 4(h) and 4(i), the phrase ‘separation from service’ shall have the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder.”

f.                                         Section 7(d) shall be amended by adding a new subsection (iv) at the end thereof:

“(iv)                        Separation from Service.  In no event shall the Company pay any post-termination severance pay to Executive unless Executive’s termination of employment by the Company without cause constitutes a ‘separation from service’ as defined in Section 6(f).”

g.                                      Notwithstanding the provisions of Section 3(e) of the Agreement, the Executive shall accrue vacation at the standard accrual rate provided by Company policy, plus twenty (20) days per year in addition thereto.

h.                                      Section 6(d) shall be amended to read as follows:

“d.                                Voluntary Resignation/Retirement.  Executive may, upon sixty (60) days written notice, voluntarily resign and/or retire from Executive’s at will employment at any time and for any reason.  During the sixty (60) days after notice is given, Executive agrees that he shall continue to render his normal services to Company, and Company agrees that it shall continue to pay him his regular rate of compensation.  The parties acknowledge and agree that Executive does not have to submit his notice of resignation or retirement personally and that the attorney-in-fact under Executive’s limited durable general power of attorney may at any time submit a notice of resignation or notice of retirement on Executive’s behalf. Should the attorney-in-fact submit a notice of resignation or retirement on Executive’s behalf at a time that Executive is disabled or incompetent, the termination of employment and Executive’s separation from service shall be effective immediately and the sixty (60) day notice required by this paragraph d. shall not apply.”

2.                                       Intention.  It is the intention of the parties that Section 1 a. of this Amendment will revise the method of calculating Executive’s compensation for purposes of Section 4(g)(i)of the Agreement such that Executive’s benefits under Section 4(g) will be no worse if he retires after September 30, 2005 than if he retired on or before September 30, 2005.  By way of illustration, if Executive retires on September 30, 2006, the benefit calculated under Section 4(g) will be based upon the greater of the compensation paid to Executive in the twelve months prior to September 30, 2005 for each of the five (5) years from age 60 to age 65 or the actual compensation paid in fiscal year 2005 for that year and the actual compensation paid in fiscal year 2006 for age 61 to age 65 (years 2-5).

3.                                       Effect of Amendment.  Except as provided in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

AMERICAN CRYSTAL SUGAR COMPANY

/S/ G.Terry Stadstad
Its: Chairman of the Board of Directors

/S/ James J. Horvath
James J. Horvath